As filed with the Securities and Exchange Commission on February 11, 2008

File No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIGH VELOCITY ALTERNATIVE ENERGY CORP.
(Exact name of registrant as specified in its charter)

NEVADA	98-0232018
(State of Incorporation)	(I.R.S. Employer Identification No.)

5841 West 66th Street, Bedford Park, Illinois	60638
(Address of Principal Executive Offices)	(Zip Code)

High Velocity Alternative Energy Corp. 2008 Employee and Consultant Stock Incentive Plan
(Full title of the plan)

Richard Carter
President
5841 West 66th Street
Bedford Park, IL 60638
(Name and address of agent for service)

(708) 496-9710
(Telephone number, including area code, of agent for service)

Copies to:

David E. Wise, Esq.
8794 Rolling Acres Trail
Fair Oaks Ranch, Texas 78015
(830) 981-8165

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	8,500,000 Shares	$1.05	$8,925,000	$350.75
Total	8,500,000 Shares	$1.05	$8,925,000	$350.75

(1) Pursuant to Rule 457 (c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as quoted on Nasdaq’s OTC Bulletin Board at the close of trading on February 5, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be provided to employees as specified under Rule 428 of the Securities Act of 1933, as amended (“Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.  Plan Information.

  Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.

  Not applicable.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by High Velocity Alternative Energy Corp.(“Company”) with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Form 10-KSB for the year ended December 31, 2006, filed on January 9, 2008.
2.	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed on January 24, 2008.
3.	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed on January 24, 2008.
4.	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed on January 25, 2008.
5.	The Registrant’s Definitive Schedule 14C filed on October 4, 2007.
6.	The Registrant’s Definitive Schedule 14C filed on May 15, 2007.
7.	The Registrant’s Current Reports on Form 8-K filed on March 7, 2007, March 14, 2007, March 21, 2007, March 28, 2007, June 29, 2007, September 17, 2007and February 5, 2008.
8.	The Registrant’s Form 8-K/A filed on June 28, 2007.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. As of February 5, 2008, there were approximately 9,108,982  of our common stock issued and outstanding (including the conversion of the Series B Cumulative Convertible Preferred Stock). Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders. There are no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect al of the directors then up for election. Common shareholders, in general, do not have conversion, preemptive rights or other rights to subscribe for additional shares. Our common stock is not subject to conversion or redemption. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of our common stock are entitled to receive ratably such dividends when, as and if declared by our board of directors out of funds legally available. We have not paid any dividends since our inception and we have no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of the board of directors, who would take into account our future earnings, the operating and financial condition, capital requirements and general business conditions.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. As of February 5, 2008, we had no shares of Series A preferred stock issued and outstanding and no shares of Series B preferred stock issued and outstanding, pending the completed conversion of the Series B Cumulative Convertible Preferred Stock. Our board of directors may issue one or more series of preferred stock. If we decide to issue any preferred stock, our board of directors will determine the number of shares and the rights, preferences and limitations of each series. These rights, preferences and limitations may include specific designations, number of shares, dividend, liquidation, redemption and voting rights.

Warrants and Options

As of February 5, 2008, we had no outstanding stock options or warrants to purchase shares of our common stock.

Item 5.  Interests of Named Experts and Counsel.

David E. Wise, Attorney at Law, has given an opinion on the validity of the securities being registered hereunder. Mr. Wise is eligible to receive shares of the Company’s common stock pursuant to this Form S-8 Registration Statement, but not on a contingency basis.

Item 6.  Indemnification of Directors and Officers.

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the indemnified individual in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person or in favor of the corporation, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.  The Articles of Incorporation, as amended, of the Company provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Nevadacorporation law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.  See paragraph C. of Item 9 below.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1  High Velocity Alternative Energy Corp. 2008Employee and Consultant Stock Incentive Plan
5.1  Opinion of David E. Wise, Esq.
23.1 Consent of Brown Smith Wallace, LLC
23.2 Consent of Paritz & Company P.A.
23.3Consent of David E. Wise, Esq. (included in Exhibit 5.1).

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference to this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's Form S-8 pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford Park, State of Illinoison the date written below.

HIGH VELOCITY ALTERNATIVE ENERGY CORP.
A Nevada Corporation

Dated: February 11, 2008	By:	/s/ Richard Carter
Richard Carter
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: February 11, 2008	/s/ Richard Carter
	By:	Richard Carter

	Its:	President, Chief Executive Officer and Director
(Principal Executive Officer)

Dated: February 11, 2008	/s/ Ronald Shapss
	By:	Ronald Shapss

	Its:	Chairman of the Board and Director

Dated: February 11, 2008	/s/ James W. Zimbler
	By:	James W. Zimbler
	Its:	Vice President and Director

Dated: February 11, 2008	/s/ Elliot Cole
	By:	Elliot Cole
Director

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	High Velocity Alternative Energy Corp. 2008 Employee and Consultant Stock Incentive Plan

5.1	Opinion of David E. Wise, Esq.

23.1	Consent of Brown Smith Wallace, LLC

23.2	Consent of Paritz & Company P.A.

23.3	Consent of David E. Wise, Esq.(included in Exhibit 5.1).